Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 under

the Securities Act of 1933, as amended

Registration Statement No. 333- 293080

June 18, 2026

This free writing prospectus should be read together with the issuer’s registration statement on Form S-3 (File No. 333-293080) (including the prospectus therein), as supplemented by the prospectus supplement filed pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, filed by the issuer with the Securities and Exchange Commission on June 5, 2026 (the “Prospectus Supplement”). The following information supplements and updates the information contained in the registration statement, as supplemented by the Prospectus Supplement.

Odysight.ai® Clarifies its Disciplined Approach to Capital Raising

Ramat Gan, Israel – June 18, 2026 – Odysight.ai® (NASDAQ/TASE: ODYS) provided additional information regarding its previously announced at-the-market (“ATM”) offering program, clarifying its disciplined approach to capital raising.

Further to the Company’s prior announcement regarding its establishment of the program, the Company wishes to provide clarification that currently it does not intend to utilize the facility at or near the current market price of its shares of common stock.

The facility does not oblige the Company to issue or sell any shares. The Company plans to use the facility only under market conditions and at valuation levels that management believes are appropriate in light of the Company’s commercial progress, operational needs and long-term prospects.

The Company has not made any determination to undertake sales under the ATM facility at this time, and there can be no assurance as to whether, when or to what extent the facility may be utilized in the future.

Management views the ATM facility as an additional financing tool that may provide useful financial flexibility should the Company determine that additional capital is advisable to support working capital needs, commercial growth initiatives or other strategic objectives.

The prospectus supplement filed on June 5, 2026 adds to, updates or otherwise changes information contained in the accompanying prospectus contained in the Company’s shelf registration statement on Form S-3 (File No. 333-293080) filed by the Company with the SEC on January 30, 2026, and which became effective on February 6, 2026, for the offering of the Company’s securities. Prospective investors should read the prospectus in that registration statement and the prospectus supplement (including the documents incorporated by reference therein) for more complete information about the Company and the ATM program, including the risks associated with investing in the Company’s securities. Copies of the prospectus supplement and related prospectus may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. You may also obtain these documents free of charge when they are available by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, solicitation or sale will be made only by means of the prospectus supplement and the accompanying prospectus.

About Odysight.ai®

Odysight.ai, incorporated in Nevada, U.S., with subsidiaries in Europe and Israel, is advancing the Predictive Maintenance (PdM) and Condition-Based Monitoring (CBM) markets through an AI platform for critical systems across aviation and aerospace, transportation, energy, and industrial sectors. By combining advanced visual sensing, real-time analytics, and AI-driven insights, Odysight.ai helps organizations improve safety, efficiency, and operational intelligence. Its technology has been deployed in projects with NASA, the U.S. Department of Defense, and leading aerospace OEMs, delivering measurable improvements in system reliability and maintenance performance.

See what others miss. Predict what matters most.

www.odysight.ai https://www.linkedin.com/company/odysightai

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995 relating to future events or our future performance. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the establishment and potential utilization of the At-The-Market (ATM) program. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. Those statements are based on information we have when those statements are made or our management’s current expectation and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that may affect our results, performance, circumstances or achievements include, but are not limited to, the following: (i) our ability to scale up our operations, including market acceptance and large-scale adoption of our vision-based sensor products, (ii) the amount and timing of future sales and our long and unpredictable sales cycles, (iii) our estimates regarding expenses, backlog, future revenue, capital requirements and need for additional financing, (iv) our ability to access the capital markets on acceptable terms or at all, (v) the dilutive impact of any sales of shares under the ATM program, (vi) compliance with existing laws and regulations and regulatory developments in the United States, Israel, and other jurisdictions, (vii) our financial performance and history of operating losses, (viii) the overall global economic environment and trade tensions, including the adoption or expansion of economic sanctions, tariffs or trade restrictions, (ix) security, political and economic instability in the Middle East that could harm our business, including due to the security situation in Israel and military conflicts with Iran and terrorist organizations, (x) the increased expenses and requirements associated with being a listed public company on the Nasdaq Capital Market, or Nasdaq, and (xi) the unknown effect on the price of our common stock of the dual listing of our common stock on the Tel Aviv Stock Exchange, which took place on April 9, 2026. These and other important factors discussed in Odysight.ai’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 19, 2026, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Except as required under applicable securities legislation, Odysight.ai undertakes no obligation to publicly update or revise forward-looking information.

Company Contact:

Einav Brenner, CFO

info@Odysight.ai

Investor Relations Contact:

Miri Segal, MS-IR LLC

msegal@ms-ir.com